Exhibit 99.1

Green Lotus Makes History With First Ever Commercial Export of CBD Topicals to Mexico

DALLAS, August 13, 2019 (Newswire.com) -Freedom Leaf Inc. (OTCQB: FRLF), a Nevada corporation, d/b/a Freedom Leaf Health, is pleased to announce that its newly acquired subsidiary, ECS Labs LLC ("Green Lotus"), completed its inaugural shipment of $600,000 of topical hemp-CBD products to Mexico on July 31. These products will be distributed by Green Lotus' Mexican partner, CBD Life SA, initially in up to 4,000 locations and expanding to over 40,000 locations over the next 12 months.

This represents the first commercial shipment of retail products that can be distributed in Mexico through regular distribution channels, requiring no additional government approvals or medical certifications. The initial shipment includes three SKUs of 3-ounce CBD creams labeled "Heat", "Freeze", and "Salve". Every product label will also include "manufactured by Green Lotus".

"We are very excited that Green Lotus is the first U.S. hemp-CBD company that has successfully exported commercial products to Mexico under the new permit regime," said Carlos Frias, CEO of Freedom Leaf. "We have worked hard over the past three years with our Mexican partner, CBD Life SA, and the government to obtain the necessary permits and meet the regulatory requirements to reach this milestone. This is just the beginning of our penetration of the Mexican market. We will ship another $1.4 million of topical products in the third quarter and we expect to start shipping tinctures, gel caps, edibles, and beverages beginning in the fourth quarter as part of a larger $26mm order already placed with Green Lotus."

David Goldburg, Merida Capital Senior Partner and Chairman of the Board, added, "One of the reasons we were so excited about the Green Lotus acquisition is the ability of Carlos Frias and his team to penetrate new international markets. As a first mover in Mexico, we have an opportunity to be one of the largest players in this emerging market with significant opportunities for growth. This also validates Merida's investment thesis that the Freedom Leaf-Green Lotus combination will significantly enhance revenue domestically, open new markets, and lead to increased market share, benefiting all shareholders as management continues to execute on its strategic plan."

Carlos Frias and his team are focused on building a best-in-class hemp CBD CPG company led by its two flagship brands, Green Lotus and IrieCBD. As discussed in the June 4 press release announcing the closing of the Green Lotus acquisition, the company has made significant progress to date integrating the Freedom Leaf and Green Lotus businesses, which has resulted in material cost savings as well as opening up opportunities for the combined businesses to further grow. The company will provide additional details in its next earnings release and shareholder call.

About Freedom Leaf Health:

Freedom Leaf Health is a first-in-class hemp consumer-packaged good company with a family of trusted brands that provide premium hemp products for greater health, wellness and longevity. Green Lotus™ and IrieCBD are the company's foremost brands, offering full-spectrum hemp oil products as topicals, tinctures, vapables, soft gels and sparkling beverages. Freedom Leaf Health is a fully reporting and audited publicly-traded company trading under the symbol (OTCQB: FRLF).

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About Green Lotus:

Green Lotus™ Hemp is a rapidly-growing premium hemp oil product brand. Founded by brothers Carlos and Alex Frias, Green Lotus™ manufactures and distributes premium cannabinoid products made from organic industrial hemp. Green Lotus™ has grown by an astounding 500% year-over-year since 2016, catapulted in part by the company's proprietary formulas and its agile, vertically-integrated supply chain. Green Lotus™ is veteran-owned and powered by a diverse team of advocates dedicated to promoting a world where the healing power of hemp oil is accessible to all people. #Letsgrowtogether

For more information, visit GreenLotusHemp.com

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by phrases such as "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company's products and services, changes in relationships with third parties, and other factors described in the Company's most recent periodic filings with the Securities and Exchange Commission.

Media Contact: Matt Bartlett, matt@freedomleaf.com

Source: Freedom Leaf, Inc.

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